Exhibit 4.1

SECOND AMENDMENT TO THE
AIR T FUNDING
AMENDED AND RESTATED TRUST AGREEMENT

THIS AMENDMENT is made as of this 3rd day of March, 2021 (the “Effective Date”), by and between Air T, Inc., a Delaware corporation, as Depositor, and Mark Jundt, an individual, and Katrina Philp, an individual, (each an “Administrative Trustee” and collectively, the “Administrative Trustees”).

WHEREAS, the Depositor, the Administrative Trustees, Delaware Trust Company, a Delaware state chartered trust company duly organized and existing under the laws of the State of Delaware, as Delaware trustee (the “Delaware Trustee”), and the Administrative Trustees established a statutory trust (the “Trust”) pursuant to the Delaware Statutory Trust Act by the entering into of that certain Interim Trust Agreement, dated as of September 28, 2018 (the “Original Trust Agreement”);

WHEREAS, the Original Trust Agreement was amended by an Amended and Restated Trust Agreement dated June 10, 2019 (the “Amended and Restated Trust Agreement”);

WHEREAS, the Amended and Restated Trust Agreement was further amended by an Amendment to the Air T Funding Amended and Restated Trust Agreement dated January 6, 2020 (the “First Amendment”; together, with the Amended and Restated Trust Agreement, the “Trust Agreement”);

WHEREAS, capitalized terms which are not otherwise defined herein shall have the meaning given to such terms in the Trust Agreement;

WHEREAS, the Depositor, the Delaware Trustee, the Property Trustee and the Administrative Trustees desire to further amend the Trust Agreement as set forth herein to provide , among other things, that an aggregate of $100,000,000 of Capital Securities may be issued pursuant to the Trust Agreement and that Katrina Philp shall be replaced as an Administrative Trustee by Brian Ochocki; and

WHEREAS, the Securityholders representing a majority (based upon Liquidation Amounts) of the Trust Securities currently Outstanding have approved this Amendment pursuant Section 1002(b) of the Trust Agreement, as amended;

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each party, for the benefit of the other parties and for the benefit of the Securityholders, hereby amends and restates the Trust Agreement as follows:

AMENDMENT

1.    As of the Effective Date, the caption of Section 205 of the Trust Agreement is hereby amended to change the caption to “ISSUANCE OF THE COMMON SECURITIES; SUBSCRIPTION AND PURCHASE OF JUNIOR SUBORDINATED DEBENTURES; ADDITIONAL CAPITAL SECURITIES” and to add a new paragraph (c), reading as follows:

(c)         The Trust may issue additional Capital Securities, up to an aggregate amount of $100,000,000, including the Capital Securities issued pursuant to Sections 204, 205(a) and 205(b) of this Agreement,. In all cases when additional Capital Securities are issued, an Administrative Trustee, on behalf of the Trust, shall subscribe to and purchase from the Depositor additional Junior Subordinated Debentures, registered in the name of “Delaware Trust Company, not in its individual capacity but solely as Property Trustee of Air T Funding” on behalf of the Trust, having the same principal amount as the aggregate Liquidation Amount of such additional Capital Securities, and, in satisfaction of the purchase price for such Junior Subordinated Debentures, the Property Trustee, on behalf of the Trust, shall deliver to the Depositor the amount of the purchase price received by the Trust for such additional Capital Securities.

2.           Amended Definitions. As of the Effective Date, the following definitions in Article I of the Trust Agreement are hereby amended, and all other references in the Trust Agreement thereto, are hereby amended to read as follows:

“Administrative Trustee” means each of Brian Ochocki and Mark Jundt, solely in such person’s capacity as Administrative Trustee of the Trust and not in such person’s individual capacity, or such Administrative Trustee’s successor in interest in such capacity, or any successor Administrative Trustee appointed as herein provided.

“Capital Securities” means an undivided beneficial interest in the assets of the Trust, designated “8.0% Cumulative Capital Securities,” having a Liquidation Amount of $25.00 (as adjusted to reflect a one-for-ten reverse split of the Capital Securities that was effective on January 14, 2020) in the aggregate amounts specified in Sections 204 and 205(a), (b), and (c) of this Agreement and having the rights provided therefor in this Trust Agreement, including the right to receive Distributions and a Liquidation Distribution as provided herein.

"Junior Subordinated Debentures" means up to $100,000,000 aggregate principal amount of the Depositor’s 8.0% Junior Subordinated Debentures, issued pursuant to the Indenture.

[signature page follows]

[Signature page]

The Administrative Trustees and Depositor have signed this Second Amendment on or as of the date appearing at the beginning of this Amendment.

AIR T, INC.,
as Depositor

By:	/s/ Brian Ochocki
Name:	Brian Ochocki
Title:	Chief Financial Officer

/s/ Mark Jundt
Mark Jundt, As Administrative
Trustee

/s/ Katrinia Philp
Katrina Philp, As Administrative
Trustee

Resigning as Administrative Trustee as of the date
appearing at the beginning of this
Amendment.

/s/ Katrina Philp
Katrina Philp

Accepting appointment as Administrative Trustee
as of the date appearing at the beginning of this
Amendment.

/s/ Brian Ochocki
Brian Ochocki

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